Exhibit 10.5.3

LIMITED PLEDGE OF COLLATERAL FOR LOAN

Corcoran Consulting, LLC, 11500 Northlake Drive, Suite 100, Cincinnati, Ohio 45249 (“Pledger”), hereby pledges (the “Pledge”) to Diligent Board Member Services, Inc., a Delaware corporation (“DBMS Inc.”), eight hundred ninety-two thousand, five hundred (892,500) DBMS, Inc. voting common shares, par value US $0.001, owned by Pledger, including all dividends and distributions payable with respect thereto (collectively, the “Pledger’s Shares”), as additional collateral for DBMS Inc.’s loan to Services Share Holding, LLC (“SSH,” formerly known as Diligent Board Member Services, LLC) in a principal amount up to six million, eight hundred thousand US dollars (US $6,800,000.00) evidenced by that certain promissory note executed effective October 1, 2007 by SSH and having DBMS Inc. as holder and payee (the “Note”).

Except as otherwise set forth in this Pledge, the pledge of shares set forth herein shall be on the same terms and conditions as the pledge of other DBMS Inc. shares against the Note in accordance with that Limited Pledge of Collateral for Loan dated February 18, 2008 and delivered by SSH to DBMS Inc., and as supplemented and amended by that certain agreement of SSH to cause additional DBMS Inc. shares to be pledged against the Note, set forth in a letter from SSH to DBMS Inc. dated November 20, 2008.  Such February 18, 2008 pledge and November 20, 2008 letter are attached hereto as Exhibit A and shall be collectively referred to hereinafter as the “SSH Pledge.”

Notwithstanding anything to the contrary in the SSH Pledge, the Pledger’s Shares shall enjoy certain priorities over the shares subject to the SSH Pledge, as follows:

1.           Other constituent members of SSH [both direct members of SSH and members of SSH member North American Financial Partners, LLC (“NACP,” formerly, Diligent Partners, LLC)] have agreed to contribute DBMS Inc. shares held by them to SSH so that SSH can pledge such shares against the Note.  One or more constituent members of SSH, However – including the Pledger – prefer to retain their shares and pledge them directly to DBMS Inc. against the Note.  All shares so pledged directly to DBMS Inc. against the Note by constituent members of SSH (other than NAFP) shall be referred to hereinafter as the “Direct Pledge Shares.”

2.	For purposes of determining

(a)	which shares to release from pledges against the Note, and
(b)	which shares shall be taken first to satisfy sums payable under the Note,

all Direct Pledge Shares shall be treated at parity with one another and in priority over the shares subject to the SSH Pledge, as set forth herein.

2.1           In the event DBMS Inc. releases any DBMS Inc. shares from any pledge against the Note, the first shares so released shall be Direct Pledge Shares, and a portion of Pledger’s Shares shall be released ratably with the same proportion of all other Direct Pledge Shares.

Limited Pledge of Collateral for Loan	Page 2 of 2

2.2           In the vent DBMS Inc. exercises its rights in, and takes possession or control of or disposes of (collectively, “takes”), any DBMS Inc. shares pledged against the Note, the first shares that DBMS Inc. takes shall be the shares subject to the SSH Pledge.  DBMS Inc. shall take Direct Pledge Shares only after it has taken all the shares subject to the SSH Pledge.  In the event DBMS Inc. takes any Direct Pledge Shares, Pledger shall suffer the taking of  Pledger’s Shares ratably with the other pledges of Direct Pledge Shares.

2.3           Upon request by Pledger from time to time, DBMS Inc. shall promptly provide Pledger a report showing all activity of release and taking of SSH Pledge shares and Direct Pledge Shares, including Pledger’s Shares.

3.           Consistently with section 6 of the February 18, 2008 pledge, prior to default under the Note (and thereafter upon cure of any default), (a) Pledger shall retain all voting rights of the Pledged Shares, and (b) Pledger shall have the right from time to time to sell any or all shares of the Pledger’s Shares and tender to DBMS Inc. the entire proceeds of the sale against the balance of the Note, and the amount so tendered shall be applied against the balance of the Note.

4.           This pledge shall be binding upon Pledger and its successors and shall inure to the benefit of DBMS Inc. and its successors, transferees and assigns.  This pledge is made and executed under and shall e governed by the internal laws of the State of Delaware.

IN WITNESS WHEREOF, Pledger and DBMS Inc. have caused this pledge to be executed by their respective duly authorized representatives.

Corcoran Consulting, LLC

By:	/s/ Daniel Kiley
Daniel C. Kiley, Manager

Date:	11/24/08

The undersigned consents to the priority provisions of section 2 and its subsections, above.

Services Share Holding, LLC

By:	/s/ Brian Henry
Brian Henry, CEO

Date:	January 14, 2009